UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2012

LANTHEUS MEDICAL IMAGING, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-169785	51-0396366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA 01862

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

NTP Amendment No. 3

On October 30, 2012, the registrant, Lantheus Medical Imaging, Inc. (the “Company”), entered into Amendment No. 3 to Sales Agreement (the “Amendment”), effective as of October 1, 2012, to the Sales Agreement, dated as of April 1, 2009 (as amended, the “Agreement”), by and between the Company and NTP Radioisotopes (Pty) Ltd. (“NTP”).  The Amendment extends the term of the Agreement from December 31, 2013 to December 31, 2017 and modifies the Company’s purchase requirements and unit pricing.  The Amendment also provides for the increased supply of molybdenum-99 (“Mo-99”) derived from low enriched uranium (LEU) from NTP and the Australian Nuclear Science and Technology Organisation (ANSTO), as well as a separate supply of Mo-99 from the Institute for Radioelements (IRE).  The Agreement allows for termination upon the occurrence of certain events, including, but not limited to, failure by NTP and its subcontractor to provide the Company with the amount of Mo-99 required by the Agreement, material breach of any provision by either party, bankruptcy by either party, and force majeure events.  Additionally, the Company has the ability to terminate the Agreement by giving six months written notice prior to the expiration of the term of the Agreement.

A copy of the press release announcing the Amendment is filed herewith as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release, dated October 31, 2012, announcing the Amendment of the Agreement between the Company and NTP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS MEDICAL IMAGING, INC.

By: Name:	/s/ Michael P. Duffy
Michael P. Duffy
Title:	Vice President and General Counsel

Date: October 31, 2012

EXHIBIT LIST

Exhibit Number	Description of Exhibit

99.1	Press Release, dated October 31, 2012, announcing the Amendment of the Agreement between the Company and NTP